UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2022
KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54687	27-1627696
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)
Registrant’s telephone number, including area code: (949) 417-6500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 OTHER EVENTS

Distributions Declared
On September 28, 2022, KBS Real Estate Investment Trust III, Inc.’s (the “Company”) board of directors authorized a September 2022 distribution in the amount of $0.04983333 per share on the outstanding shares of the Company’s common stock to stockholders of record as of the close of business on September 28, 2022, which the Company expects to pay in October 2022. Investors may choose to receive cash distributions or purchase additional shares through the Company’s dividend reinvestment plan.

Estimated Value Per Share
On September 28, 2022, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $9.00 based on (i) appraisals of the Company’s 17 real estate properties as of July 31, 2022 (the “Appraised Properties”), the estimated value of the Company’s investment in units of Prime US REIT (SGX-ST Ticker: OXMU) as of September 20, 2022 and the estimated value of the Company’s other assets as of June 30, 2022 less (ii) the estimated value of the Company’s liabilities as of June 30, 2022, all divided by the number of shares outstanding as of June 30, 2022. From the date of the valuations above through the date of this filing, there have been no material changes to the net values of the Company’s assets and liabilities that impacted the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s now-terminated initial public offering in meeting their customer account statement reporting obligations under Financial Industry Regulatory Authority (“FINRA”) Rule 2231. This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered, Non-Listed REITs, issued by the Institute for Portfolio Alternatives (formerly known as the Investment Program Association) (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated value per share of the Company’s common stock, including the review and approval of the valuation and appraisal processes and methodologies used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. With the approval of the conflicts committee, the Company engaged Kroll, LLC (formerly known as Duff & Phelps, LLC) (“Kroll”), an independent third party real estate valuation firm, to provide (i) appraisals of the Appraised Properties, (ii) an estimated value for the Company’s investment in units of Prime US REIT (described below) and (iii) a calculation of the range in estimated value per share of the Company’s common stock as of September 28, 2022. Kroll based this range in estimated value per share upon (i) its appraisals of the Appraised Properties, (ii) its estimated value for the Company’s investment in units of Prime US REIT and (iii) valuations performed by KBS Capital Advisors LLC, the Company’s external advisor (the “Advisor”), of the Company’s cash, other assets, notes payable and other liabilities, which are disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2022. The appraisal reports Kroll prepared summarized the key inputs and assumptions involved in the appraisal of each of the Appraised Properties. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.
The conflicts committee reviewed Kroll’s valuation report, which included an appraised value for each of the Appraised Properties, an estimated value of the Company’s investment in units of Prime US REIT and a summary of the estimated value of each of the Company’s other assets and the Company’s liabilities as determined by the Advisor and reviewed by Kroll. In light of the valuation report and other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee: (i) concluded that the range in estimated value per share of $8.15 to $9.89, with an approximate mid-range value of $9.00 per share, as determined by Kroll and recommended by the Advisor, which approximate mid-range value was based on Kroll’s appraisals of the Appraised Properties, Kroll’s valuation of the Company’s investment in units of Prime US REIT and valuations performed by the Advisor of the Company’s cash, other assets, notes payable and other liabilities, was reasonable and (ii) recommended to the Company’s board of directors that it adopt $9.00 as the estimated value per share of the Company’s common stock, which estimated value per share is based on those factors discussed in (i) above.  The Company’s board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $9.00 as the estimated value per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated value per share as of September 28, 2022 as well as the calculation of the Company’s prior estimated value per share as of November 1, 2021. Kroll was not responsible for the determination of the estimated value per share as of September 28, 2022 or November 1, 2021, respectively.

	September 28, 2022 Estimated Value per Share	November 1, 2021 Estimated Value per Share (1)	Change in Estimated Value per Share
Real estate properties (2)	$18.94	$19.74	$(0.80)
Investment in Prime US REIT units (3)	0.79	1.45	(0.66)
Cash, restricted cash and cash equivalents	0.26	0.25	0.01
Other assets	0.24	0.10	0.14
Notes payable (4)	(10.80)	(10.17)	(0.63)
Other liabilities	(0.43)	(0.59)	0.16
Estimated value per share	$9.00	$10.78	$(1.78)
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$9.00	$10.78	$(1.78)
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(1) The November 1, 2021 estimated value per share was based upon a calculation of the range in estimated value per share of the Company’s common stock as of November 1, 2021 by Kroll and the recommendation of the Advisor. Kroll based this range in estimated value per share upon (i) its appraisals of 17 of the Company’s consolidated real estate properties owned as of September 30, 2021, (ii) the contractual sales price less estimated disposition costs and fees of one property that was under contract to sell as of November 1, 2021, (iii) its estimated value for the Company’s investment in units of Prime US REIT and (iv) valuations performed by the Advisor of the Company’s cash, other assets, notes payable and other liabilities. For more information relating to the November 1, 2021 estimated value per share and the assumptions and methodologies used by Kroll and the Advisor, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 4, 2021.
(2) The estimated value of the Company’s 17 real estate properties as of July 31, 2022 was $2.8 billion. The decrease in the estimated value of real estate properties per share was primarily due to the disposition of an office property and an overall decrease in the value of the Appraised Properties.
(3) The decrease in estimated value of the Company’s investment in Prime US REIT units per share is due to the Company’s sale of 73,720,000 units on November 9, 2021 as well as a decrease in the closing price of the units of Prime US REIT on the Singapore Exchange Securities Trading Limited (“SGX-ST”) as of September 20, 2022.
(4) The increase in the estimated value of notes payable per share is primarily due to an overall decrease in the Company’s outstanding shares of common stock as a result of shares redeemed since September 30, 2021 pursuant to the Company’s share redemption program.

The decrease in the Company’s estimated value per share from the previous estimate was primarily due to the items noted in the table below, which reflect the significant contributors to the decrease in the estimated value per share from $10.78 to $9.00. The changes are not equal to the change in values of each asset and liability group presented in the table above due to changes in the amount of shares outstanding, the disposition of an office property on November 2, 2021, the sale of 73,720,000 units of Prime US REIT on November 9, 2021, debt financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

Change in Estimated Value per Share
November 1, 2021 estimated value per share	$10.78
Changes to estimated value per share
Investments
Real estate	(1.19)
Investment in Prime US REIT units	(0.35)
Capital expenditures on real estate	(0.61)
Total change related to investments	(2.15)
Distributions declared in excess of modified operating cash flows (1)	(0.02)
Notes payable	0.07
Interest rate swap liability	0.31
Other changes, net	0.01
Total change in estimated value per share	$(1.78)
September 28, 2022 estimated value per share	$9.00
_____________________
(1) Modified operating cash flow reflects modified funds from operations ("MFFO") adjusted to deduct capitalized interest expense, capitalized real estate taxes and insurance and add back the amortization of deferred financing costs. The Company computes MFFO in accordance with the definition included in the practice guideline issued by the IPA in November 2010.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the Company’s swaps prior to expiration. The Company has generally incurred disposition costs and fees related to the sale of each real estate property since inception of 0.8% to 2.9% of the gross sales price less concessions and credits, with the weighted average being approximately 1.5%. The estimated value per share also does not take into consideration acquisition-related costs and financing costs related to any future acquisitions subsequent to September 28, 2022. See “Limitations of the Estimated Value per Share” below.
As of September 28, 2022, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
The Company’s estimated value per share takes into consideration any potential liability related to a subordinated participation in cash flows the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the subordinated participation in cash flows.

Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated value per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Independent Valuation Firm
Kroll(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise each of the Appraised Properties, to provide an estimated value of the Company’s investment in units of Prime US REIT and to provide a calculation of the range in estimated value per share of the Company’s common stock as of September 28, 2022. Kroll is engaged in the business of appraising commercial real estate properties and is not affiliated with the Company or the Advisor. The compensation the Company will pay to Kroll is based on the scope of work and not on the appraised values of the Appraised Properties or the estimated value of the Company’s investment in units of Prime US REIT.
Real Estate
Appraisals
Kroll performed the appraisals in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, and the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located. Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
Kroll collected all reasonably available material information that it deemed relevant in appraising the Appraised Properties. Kroll obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Kroll reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.
In conducting its investigation and analyses, Kroll took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although Kroll reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Kroll, Kroll assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and/or the Advisor. Kroll relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, Kroll made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Kroll assumed that the Company had clear and marketable title to each of the Appraised Properties, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, Kroll’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisals, and any material change in such circumstances and conditions may affect Kroll’s analyses and conclusions. Kroll’s appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein. Furthermore, the prices at which the Appraised Properties may actually be sold could differ from their appraised values.
_____________________
(1) Kroll is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Kroll to prepare appraisal reports for each of the Appraised Properties, to provide an estimated value of the Company’s investment in units of Prime US REIT and to provide a calculation of the range in estimated value per share of the Company’s common stock and Kroll will receive fees upon the delivery of such reports and the calculation of the range in estimated value per share of the Company’s common stock. In addition, the Company has agreed to indemnify Kroll against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Kroll and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company’s affiliates and have received fees in connection with such services. Kroll and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Kroll appraiser as certified in the applicable appraisal report.

Although Kroll considered any comments to its appraisal reports received from the Company or the Advisor, the appraised values of the Appraised Properties were determined by Kroll. The appraisal reports for the Appraised Properties are addressed solely to the Company to assist in the calculation of the range in estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, Kroll did not solicit third-party indications of interest for the Appraised Properties. In preparing its appraisal reports and in calculating the range in estimated value per share of the Company’s common stock, Kroll did not, and was not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Kroll’s appraisal reports. All of Kroll’s appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
As of July 31, 2022, the Company owned 17 real estate properties (consisting of 16 office properties and one mixed-use office/retail property, which together are the Appraised Properties). Kroll appraised each of the Appraised Properties as of July 31, 2022 using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on a discounted cash flow analyses for the final appraisal of each of the Appraised Properties. Kroll calculated the discounted cash flow value of each of the Appraised Properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the Appraised Properties, based on recent comparable market transactions adjusted for unique properties and market-specific factors.
The Appraised Properties were acquired for a total purchase price of $2.1 billion, including $30.4 million of acquisition fees and acquisition expenses, and as of July 31, 2022, the Company had invested $679.9 million in capital expenses and tenant improvements in these properties. Based on the appraisal methodologies described above, the total appraised value of the Appraised Properties as of July 31, 2022 was $2.8 billion which, when compared to the total purchase price plus subsequent capital improvements through July 31, 2022 of $2.8 billion, results in an overall decrease in the estimated value of these properties of approximately 1.3%.
The following table summarizes the key assumptions that Kroll used in the discounted cash flow analyses to arrive at the appraised value of the Appraised Properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.25% to 8.75%	6.68%
Discount rate	7.00% to 9.50%	7.64%
Net operating income compounded annual growth rate (1)	(0.86)% to 31.60%	6.94%
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(1) The net operating income compounded annual growth rates (the “CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the valuation period of the property) net of expenses over the valuation period for each of the properties. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties and can be significantly impacted by current occupancy at the properties. For appraised properties over 90% occupied, the CAGR range is (0.86)% to 5.10% with a weighted average CAGR of 2.83%.

While the Company believes that Kroll’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the Appraised Properties and thus, the Company’s estimated value per share. The table below illustrates the impact on the Company’s estimated value per share if the terminal capitalization rates or discount rates Kroll used to appraise the Appraised Properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated value per share if these terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rate	$0.49	$(0.48)	$0.63	$(0.61)
Discount rate	0.37	(0.39)	0.56	(0.57)

Finally, a 1% increase in the appraised value of the Appraised Properties would result in a $0.19 increase in the Company’s estimated value per share and a 1% decrease in the appraised value of the Appraised Properties would result in a decrease of $0.18 to the Company’s estimated value per share, assuming all other factors remain unchanged.
Investment in Prime US REIT
As of June 30, 2022, the Company owned 215,841,899 units of Prime US REIT (SGX-ST Ticker: OXMU), a Singapore real estate investment trust listed on the SGX-ST, which represented 18.4% of the outstanding units of Prime US REIT.
The Company engaged Kroll to value its investment in units of Prime US REIT as of September 20, 2022 based on the SGX-ST trading price of the units of Prime US REIT as of closing on September 20, 2022 less a discount to account for holding period risk due to the quantity of units held by the Company relative to the normal level of trading volume in Prime US REIT units (“blockage”). Kroll estimated the percentage discount for the holding period risk applicable to the Company’s holdings as the quotient of the value of a hypothetical series of at-the-money put options relative to the freely traded market value of the Company’s holdings (i.e., the average of the high and low trading prices of the units times the number of units held by the Company), where each such put option corresponds to one of the expected future sales of such units in the public market over a period of time in which the Company could reasonably sell such units if desired, given the constraints imposed by blockage. Ultimately, the discount for the holding period risk may be attributable to blockage, which constrains the rate at which the holder can sell the subject units into a public market without upsetting the market’s equilibrium. Kroll’s analysis of the discount for the holding period risk applicable to the Company’s holdings had three elements: (i) analysis of trading volume in Prime US REIT’s units and the shares of other listed REITs in order to estimate the quantity of units that might be saleable by the Company in the public market; (ii) an estimate of the expected future price volatility of Prime US REIT’s units, which is the key variable in the valuation of the hypothetical series of put options; and (iii) application of the Black-Scholes model in the valuation of the series of put options. Based on its analysis, the estimated value of the units of Prime US REIT held by the Company as of September 20, 2022 was $116.5 million. The 215,841,899 units of Prime US REIT owned by the Company as of September 20, 2022 were acquired at an aggregate purchase price of $189.9 million.
While the Company believes that Kroll’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the estimated value of the units of Prime US REIT held by the Company and thus, the Company’s estimated value per share. The table below illustrates the impact on the Company’s estimated value per share if the volatility rate Kroll used to value these units was adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 5%	Increase of 5%
Volatility rate	$0.01	$(0.01)

Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2022, but do not equal the book value of the loans in accordance with GAAP. The Advisor estimated the values of the Company’s notes payable using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements.

As of June 30, 2022, the GAAP fair value and the carrying value of the Company’s notes payable were $1.6 billion and $1.6 billion, respectively. The weighted-average discount rate applied to the future estimated debt payments was approximately 5.4%. The Company’s notes payable have a weighted-average remaining term of 1.3 years as of June 30, 2022.
The table below illustrates the impact on the Company’s estimated value per share if the discount rates the Advisor used to value the Company’s notes payable were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated value per share if these discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rate	$(0.03)	$0.04	$(0.03)	$0.04

Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, accrued capital expenditures, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances was already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock, as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.

Limitations of the Estimated Value per Share
As mentioned above, the Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s now-terminated initial public offering in meeting their customer account statement reporting obligations. The estimated value per share set forth above will first appear on the September 30, 2022 customer account statements that will be mailed in October 2022. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:
•a stockholder would be able to resell his or her shares at the Company’s estimated value per share;
•a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;
•the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;
•another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated value per share; or
•the methodology used to determine the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.

Further, the estimated value per share is based on (i) appraisals of the Appraised Properties as of July 31, 2022, the estimated value of the Company’s investment in units of Prime US REIT (SGX-ST Ticker: OXMU) as of September 20, 2022 and the estimated value of the Company’s other assets as of June 30, 2022 less (ii) the estimated value of the Company’s liabilities as of June 30, 2022, all divided by the number of shares outstanding as of June 30, 2022. From the date of the valuations above through the date of this filing, there have been no material changes to the net values of the Company’s assets and liabilities that impacted the overall estimated value per share, and the Company did not make any other adjustments to the estimated value per share from the date of the valuations above, including any adjustments relating to the following, among others: (i) the issuance of common stock and the payment of related offering costs related to the Company’s dividend reinvestment plan offering; (ii) net operating income earned and distributions declared; and (iii) the redemption of shares. The value of the Company’s shares will fluctuate over time in response to developments related to future investments, the performance of individual assets in the Company’s portfolio and the management of those assets, the real estate and finance markets and due to other factors. Continued economic uncertainty and disruptions in the financial markets, including the current economic slowdown, the rising interest rate environment and inflation (or the public perception that any of these events may continue) as well as potential changes in customer behavior, such as the continued social acceptance, desirability and perceived economic benefits of work-from-home arrangements, resulting from the COVID-19 pandemic, could materially and negatively impact the future demand for office space, resulting in slower overall leasing and an adverse impact to the Company’s operations. Moreover, valuations for U.S. office properties continue to fluctuate due to weakness in the current real estate capital markets as a result of the factors above and the lack of transaction volume for U.S. office properties, increasing the uncertainty of valuations in the current market environment.
The Company’s estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The Company’s estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations, the impact of restrictions on the assumption of debt or swap breakage fees that may be incurred upon the termination of certain of the Company’s swaps prior to expiration. The Company has generally incurred disposition costs and fees related to the sale of each real estate property since inception of 0.8% to 2.9% of the gross sales price less concessions and credits, with the weighted average being approximately 1.5%. The estimated value per share does not take into consideration acquisition-related costs and financing costs related to any future acquisitions subsequent to September 28, 2022. The Company currently expects to utilize an independent valuation firm to update its estimated value per share no later than December 2023.

Dividend Reinvestment Plan
Pursuant to the Company’s dividend reinvestment plan, participants in the dividend reinvestment plan will acquire shares of the Company’s common stock under the plan at a price equal to 95% of the estimated value per share of the Company’s common stock. As such, commencing on the next dividend reinvestment plan purchase date, which is October 3, 2022, participants will acquire shares of the Company’s common stock under the plan at a price equal to 95% of $9.00, or $8.55 per share.
If a participant wishes to terminate participation in the Company’s dividend reinvestment plan effective for the October 3, 2022 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice by the close of business on September 30, 2022.
Notice of termination should be sent by facsimile to (877) 593-1115 or by mail to:

Regular Mail	Overnight Address

KBS Real Estate Investment Trust III, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	KBS Real Estate Investment Trust III, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105

April 2022 Amended and Restated Share Redemption Program
On April 13, 2022, the Company’s board of directors approved an amended and restated share redemption program (the “April 2022 Amended Share Redemption Program”) to increase the number of shares eligible for redemption under the program for calendar year 2022. Pursuant to the April 2022 Amended Share Redemption Program, for calendar year 2022, the Company may redeem up to 5% of the weighted-average number of shares outstanding during the 2021 calendar year, provided that once the Company has received requests for redemptions, whether in connection with Special Redemptions (defined below) or otherwise, that if honored, and when combined with all prior redemptions made during the 2022 calendar year, would result in the number of remaining shares available for redemption in the 2022 calendar year being 500,000 or less, the last 500,000 shares available for redemption shall be reserved exclusively for redemptions sought in connection with a stockholder’s death, “Qualifying Disability, or “Determination of Incompetence” (each as defined in the April 2022 Amended Share Redemption Program and, together, with redemptions sought in connection with a stockholder’s death, “Special Redemptions;” all redemptions that do not meet the requirements for a Special Redemption are “Ordinary Redemptions”).
During any calendar year subsequent to 2022, the April 2022 Amended Share Redemption Program limits the number of shares the Company may redeem to those that the Company could purchase with the amount of net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year, provided that once the Company has received requests for redemptions, whether in connection with Special Redemptions or otherwise, that if honored, and when combined with all prior redemptions made during the calendar year, would result in the amount of remaining funds available for the redemption of additional shares in such calendar year being $10.0 million or less, the last $10.0 million of available funds shall be reserved exclusively for Special Redemptions. Notwithstanding anything contained in the share redemption program to the contrary, and consistent with SEC guidance and interpretations, the Company may increase or decrease the funding available for the redemption of shares pursuant to the program upon ten business days’ notice to its stockholders.
Moreover, the share redemption program contains several general limitations on the Company’s ability to redeem shares under the program. During any calendar year, the Company may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year. Additionally, unless the shares are being redeemed in connection with a Special Redemption, the Company may not redeem shares unless the stockholder has held the shares for one year. For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the share; provided, that shares purchased by the redeeming stockholder pursuant to the Company’s dividend reinvestment plan or received as a stock dividend will be deemed to have been acquired on the same date as the initial share to which the dividend reinvestment plan shares or stock dividend shares relate. The date of the share’s original issuance by the Company is not determinative. Further, the Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland General Corporation Law, as amended from time to time, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.
Ordinary Redemptions are made at a price per share equal to 96% of the Company’s most recent estimated value per share as of the applicable redemption date, and redemptions made in connection with Special Redemptions are made at a price per share equal to the most recent estimated value per share of the Company’s common stock as of the applicable redemption date. However, as of August 1, 2022, the Company had exhausted the funds available under the share redemption program for Ordinary Redemptions for calendar year 2022, and as of September 1, 2022, the Company had approximately 290,700 shares available for Special Redemptions for the remainder of 2022. The Company will not be able to redeem shares submitted as Ordinary Redemptions for the remainder of 2022.
The Company generally redeems shares on the last business day of each month, provided that the first redemption date following the Company’s announcement of an updated estimated value per share shall be no less than 10 business days after the Company’s announcement of an estimated value per share in a filing with the SEC. As such, the Company will not redeem shares on September 30, 2022, and the next date on which the Company will redeem shares is October 31, 2022. Effective for the October 31, 2022 redemption date, the redemption price for all stockholders will be calculated based on the September 28, 2022 estimated value per share. For a stockholder’s shares to be eligible for redemption or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date.
In addition, there are several other limitations on the Company’s ability to redeem shares under the share redemption program. The complete share redemption program document is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2022 and is available at the SEC’s website at http:/www.sec.gov.

Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share		Effective Date of Valuation	Filing with the Securities and Exchange Commission
$10.78		November 1, 2021	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2021, filed March 31, 2022
$10.77		May 13, 2021	Current Report on Form 8-K, filed with the SEC on May 14, 2021
$10.74		December 7, 2020	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2020, filed March 12, 2021
$11.65	(1)	December 4, 2019	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2019, filed March 6, 2020
$12.02		December 3, 2018	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2018, filed March 14, 2019
$11.73		December 6, 2017	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2017, filed March 8, 2018
$10.63		December 9, 2016	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2016, filed March 13, 2017
$10.04		December 8, 2015	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2015, filed March 14, 2016
$9.42	(2)	December 9, 2014	Part II, Item 5 of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2014, filed March 9, 2015
$9.29	(2)	May 5, 2014	Supplement no. 3 to the Company’s prospectus dated April 25, 2014 (Registration No. 333-164703), filed May 6, 2014
_____________________
(1) Excluding the special dividend, the Company’s estimated value per share of common stock would have been $12.45.
(2) Determined solely to be used as a component in calculating the offering prices in the Company’s now-terminated primary initial public offering.

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management.
The appraisal methodology for the Appraised Properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. The valuation for the Company’s investment in units of Prime US REIT assumes a discount to account for the holding period risk due to the quantity of units held by the Company relative to the normal level of trading volume in Prime US REIT’s units in the public market and expected future volatility. Though the appraisals of the Appraised Properties and the valuation of the Company’s investment in units of Prime US REIT, with respect to Kroll, and the valuation estimates used in calculating the estimated value per share, with respect to Kroll, the Advisor and the Company, are the respective party’s best estimates as of the dates of the respective valuations, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties, the valuation of the Company’s investment in units of Prime US REIT and the estimated value per share.
While the Company considered the impact from COVID-19 on the September 28, 2022 estimated value per share, the extent to which the COVID-19 pandemic impacts the Company’s operations depends on future developments, which remain uncertain, including potential changes in customer behavior, such as the continued social acceptance, desirability and perceived economic benefits of work-from-home arrangements, resulting from the COVID-19 pandemic, which could materially and negatively impact the future demand for office space, resulting in slower overall leasing and an adverse impact to the Company’s operations and the valuation of its investments. The Company’s operations and the value of its investments may also be adversely impacted by the current economic slowdown, the rising interest rate environment and inflation, or the public perception that any of these events may continue. Moreover, valuations for U.S. office properties continue to fluctuate due to weakness in the current real estate capital markets as a result of the factors above and the lack of transaction volume for U.S. office properties, increasing the uncertainty of valuations in the current market environment. These risks are not priced into the September 28, 2022 estimated value per share.
The Company cannot predict future redemption demand with any certainty. If future redemption requests exceed the redemption limitations under the Company’s share redemption program, the number of rejected redemption requests will increase over time. Stockholders may have to hold their shares an indefinite period of time. The Company can provide no assurance that it will be able to provide additional liquidity to stockholders.
These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2022, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Consent of Kroll, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: September 28, 2022	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary